UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 2

to

CURRENT REPORT

PURSUANT TO SECTION 13 of 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 15, 2015

American Realty Capital Hospitality Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55394	80-0943668
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation or		Identification No.)
organization)

405 Park Avenue

New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On October 20, 2015, American Realty Capital Hospitality Trust, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K”) reporting its acquisition of 10 hotel assets (collectively, the “First Summit Portfolio”) from affiliates of Summit Hotel Properties, Inc. (“Summit”) for an aggregate purchase price of $150.1 million on October 15, 2015. The First Summit Portfolio was part of a portfolio of 26 hotels (collectively, the “Summit Portfolio”) the Company intended to acquire from affiliates of Summit in three separate closings scheduled to occur during the fourth quarter of 2015 and the first quarter of 2016. As reported in the Original Form 8-K, as of October 15, 2015, the Company had consummated its acquisition of only the First Summit Portfolio, and the acquisition of the remaining hotels in the Summit Portfolio had not been consummated as of such date.

On November 10, 2015, the Company filed an Amended Current Report on Form 8-K/A (the “First Amendment”) solely for the purposes of amending the Original Form 8-K to provide the audited consolidated financial statements and unaudited consolidated pro forma financial information related to the Summit Portfolio (collectively, the “Previously Provided Summit Financial Information”) that would be required by Item 9.01 of Form 8-K if the Company consummated its acquisition of the entire Summit Portfolio.

The Company is filing this amendment (the “Second Amendment”) to amend the Original Form 8-K, as amended by the First Amendment, to reflect the fact that the Company’s acquisition of the First Summit Portfolio, taken alone, was not a “significant acquisition” for purposes of Item 2.01 of Form 8-K.

On December 29, 2015, the Company and Summit agreed to terminate the agreement pursuant to which the Company would have acquired ten additional hotel assets included as part of the Summit Portfolio. This termination did not in any way affect the Company’s right to acquire the six hotel assets that comprise the remainder of the Summit Portfolio at a closing scheduled to occur during the first quarter of 2016.

The Previously Provided Summit Financial Information should be read in light of the foregoing.

This Second Amendment should be read in conjunction with the Original Form 8-K and the First Amendment.

Item 8.01. Other Events.

The disclosure above under “Explanatory Note” is incorporated in this Item 8.01 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

Date: January 12, 2016	By:	/s/ Jonathan P. Mehlman
	Name:	Jonathan P. Mehlman
	Title:	Chief Executive Officer and President